Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
 SERIES 2012-A PREFERRED STOCK OF
GENIE ENERGY LTD.

Pursuant to Section 151 of the
 General Corporation Law of the
 State of Delaware

 Genie Energy Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors of the Corporation (the “Board ”) duly adopted a resolution on July 30, 2012 providing for the issuance of up to 8,750,000 shares of the Preferred Stock, which shall be a series designated as Series 2012-A Preferred Stock, par value $0.01 per share (“Series 2012-A Preferred Stock”).

Pursuant to such resolution and the authority conferred upon the Board by the Certificate of Incorporation, there is hereby created the Series 2012-A Preferred Stock, which series shall have the following voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation:

Section 1. Designation and Amount of Series 2012-A Preferred Stock. 8,750,000 shares of the Preferred Stock shall be a series designated as Series 2012-A Preferred Stock of the Corporation. Each share of Series 2012-A Preferred Stock shall have a liquidation preference of $8.50 (the “Liquidation Preference”).

Section 2. Payment of Dividends.

(a)
The holders of shares of the Series 2012-A Preferred Stock shall be entitled to receive with respect to each share held, when, as and if declared by the Board, out of funds of the Corporation legally available therefor, cumulative preferential dividends accruing from the date of issuance, unless otherwise provided herein, at the rate equal to the sum of (i) $0.6375 (the “Base Dividend”), plus (ii) seven and one half percent (7.5%) of the quotient obtained by dividing (A) the amount by which the EBITDA for a fiscal year of the Corporation’s retail energy provider (“REP”) business exceeds $32 million by (B) 8,750,000 (the “Additional Dividend” and together with Base Dividend, the “Dividends”). The Base Dividend shall be payable, if declared, in cash quarterly in arrears, on each February 15, May 15,  August 15 and November 15, (each, a “Dividend Period”) commencing with November 15, 2012 (unless such day is not a Business Day, in which event such Base Dividend shall be payable on the next succeeding Business Day) (each such date, a “Dividend Payment Date”) (which will be prorated for the portion of the calendar quarter ended prior to such Dividend Payment Date during which the share of Preferred Stock was outstanding, and to the extent that there is any Additional Dividend payable with respect to a fiscal year, it will be paid to holders of Preferred Stock with the May dividend (prorated for the portion of the calendar year ended prior to such Dividend Payment Date during which the share of Preferred Stock was outstanding) to the holders of record of the Series A Preferred Stock on the respective record dates fixed for such purpose by the Board in advance of payment of such Dividend Payment Date. Dividends payable shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed.

(b)
To the extent not paid pursuant to Section 2(a), dividends on the Series 2012-A Preferred Stock shall accrue, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends shall begin to accrue on a share of Series 2012-A Preferred Stock the Issuance Date therefor and shall be deemed to accrue from day to day whether or not declared until paid. No Additional Dividend shall accrue on the Series 2012-A Preferred Stock until the end of the fiscal year in respect of which it is payable.

(c)
Dividends shall be payable in cash. All cash payments of dividends on the shares of Series 2012-A Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Accrued but unpaid dividends for any past dividend periods may be declared by the Board and paid on any date fixed by the Board, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board, which record date shall be no more than 60 days prior to the payment date thereof.

(d)
So long as any Series 2012-A Preferred Stock remains outstanding, during any period when the Corporation has failed to pay a dividend for any prior Dividend Period on the shares of Series A Preferred Stock and until all accrued but unpaid dividends payable, whether or not declared, on the outstanding shares of Series 2012-A Preferred Stock shall have been paid in full (provided that if the Corporation shall have performed its obligations set forth in Sections 3 and 4, the Corporation shall have satisfied its obligations to pay any such amounts), the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Junior Stock, other than dividends or distributions payable in shares of Junior Stock, or (ii) redeem, purchase or otherwise acquire for consideration any shares of Junior Stock, other than redemptions, purchases or other acquisitions of shares of Junior Stock in exchange for any shares of Junior Stock.

(e)
The Board will not authorize, declare, pay or set apart for payment any dividends on shares of Series 2012-A Preferred Stock at any time that the terms and provisions of any of the Corporation’s agreements, including any agreement relating to the Corporation’s Indebtedness, prohibits that action or provides that the authorization, declaration, payment or setting apart for payment of those dividends would constitute a breach of or a default under any such agreement, or if such action is restricted or prohibited by law.

(f)
Without the approval of a majority of then outstanding Series 2012-A Preferred Stock, the Corporation shall not incur Indebtedness that precludes the payment of the Base Dividend or Additional Dividend on the Series 2012-A Preferred Stock if interest and principal payments on such Indebtedness are current and no default has occurred that has not been cured.

(g)
So long as any Series 2012-A Preferred Stock remains outstanding, the Board will not authorize, declare, pay or set apart for payment any extraordinary dividend on the Common Stock unless (i) the Dividends on the Series 2012-A Preferred Stock are not in arrears and (ii) after giving effect to the payment of such extraordinary Common Stock dividend, the Corporation will have sufficient cash and cash equivalents on hand equal to pay two (2) years of Base Dividends on all then outstanding shares of Series 2012-A Preferred Stock.

Section 3. Redemption.

(a)
Optional Redemption. The Corporation shall not redeem the Series 2012-A Preferred Stock prior to October 11, 2016.  Between October 11, 2016 and October 11, 2017, the Company may, at its option, redeem all or any portion of the Series 2012-A Preferred Stock by payment of 101% of the Liquidation Preference plus all accrued and unpaid dividends on such shares being redeemed. On and after October 11, 2017, the Corporation may, at its option, redeem all or any portion of the Series 2012-A Preferred Stock, at any time or from time to time, by payment of the Liquidation Preference plus all accrued and unpaid dividends on such shares being redeemed.

(b)	Mandatory Redemption. The Corporation shall not have any mandatory obligation to redeem any shares of the Series 2012-A Preferred Stock.

(c)	Redemption Funds. The Corporation is not required to set aside funds to redeem the Series 2012-A Preferred Stock.

Section 4. Provisions Applicable to Redemption.

If the Corporation elects to redeem any of the Series 2012-A Preferred Stock, the Corporation shall, or shall cause the transfer agent for the Series 2012-A Preferred Stock to, send a notice of redemption of the Series 2012-A Preferred Stock pursuant to Section 3 (a “Redemption Notice”) to the holders of the Series 2012-A Preferred Stock by first class mail, postage prepaid, at each such holder’s address as it appears on the stock record books of the Corporation, not less than thirty (30), and not more than ninety (90), days  prior to the date of redemption (the “Redemption Date”), specifying whether all or a certain percentage of the issued and outstanding Series 2012-A Preferred Stock will be redeemed and the place of such redemption, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice and the shares specified in such notice shall be deemed to have been called for redemption as of the date such notice was mailed. On or after the Redemption Date, each holder of the shares of Series 2012-A Preferred Stock called for redemption in accordance with the terms hereof shall surrender evidence of shares of Series 2012-A Preferred Stock in book-entry form to the Corporation at the place designated in the Redemption Notice and shall thereupon be entitled to receive the redemption payment in respect thereof as specified in Section 3. From and after the Redemption Date, all dividends on shares of Series 2012-A Preferred Stock shall cease to accrue and all rights of the holders thereof as holders of Series 2012-A Preferred Stock called for redemption shall cease and terminate, except if the Corporation shall default in payment of the redemption payment specified in Section 3, in which case all such rights shall continue and Dividends thereon shall continue to accrue unless and until such shares are redeemed and such price is paid in accordance with the terms hereof.

If the Corporation elects to redeem fewer than all of the outstanding shares of Series 2012-A Preferred Stock, the shares to be redeemed from each holder shall be determined by the Board on a pro rata basis based on the number of shares of the Series 2012-A Preferred Stock held by the holders.

Section 5. Maturity; Conversion. The Series 2012-A Preferred Stock shall not have any maturity date and shares of Series 2012-A Preferred Stock shall not be convertible or exchangeable for any other securities or property of the Corporation.

Section 6. Rank. The Series 2012-A Preferred Stock shall, with respect to dividend distributions and distributions upon the voluntary or involuntary liquidation, winding up or dissolution of the Corporation, rank (a) senior to all Junior Stock, (b) pari passu with any Parity Stock and (c) junior to any existing and future Indebtedness of the Corporation. The Corporation may authorize, create and issue Junior Stock or Parity Stock or additional shares of Series 2012-A Preferred Stock without the consent of the holders of shares of the Series 2012-A Preferred Stock.

Section 7. Liquidation Preference.  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series 2012-A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, and in preference to and in priority over any distribution upon the shares of Common Stock and all shares of Junior Stock, an amount in cash equal to the per share Liquidation Preference, plus an amount equal to the accrued and unpaid dividends thereon, but without interest, whether or not declared, to the date of liquidation, dissolution or winding up, as the case may be, and no more. If the assets of the Corporation are not sufficient to pay in full the liquidation price payable to the holders of the shares of the Series 2012-A Preferred Stock and the liquidation price payable to the holders of all shares of Parity Stock, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the holders of shares of the Series 2012-A Preferred Stock and the holders of shares of Parity Stock are entitled were paid in full. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor a merger or consolidation of the Corporation with or into any other corporation shall be deemed a liquidation, dissolution or winding up of the Corporation.

Section 8. Voting Rights.

(a)
Except as otherwise required by law or expressly provided herein, the holders of shares of Series 2012-A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation (other than a change in the rights and preferences of the Preferred Stock that does not affect the Class A Common Stock or Class B Common Stock of the Company, or a change in the rights and preferences of the Common Stock that does not affect the Series 2012-A Preferred Stock) and shall be entitled to one-tenth (1/10) vote per share of Series 2012-A Preferred Stock. Except as otherwise required by law or expressly provided herein, the holders of shares of Series 2012-A Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes.

(b)
The affirmative vote of the holders of at least two-thirds (2/3) of the shares of Series 2012-A Preferred Stock then outstanding, voting together as a single class, in person or by proxy, at a special or annual meeting called for the purpose, or by written consent in lieu of a meeting, shall be required to amend, repeal or change any provisions of this Certificate of Designation in any manner that would adversely affect, alter or change the powers, preferences or special rights of the Series A Preferred Stock. For the avoidance of doubt, the Corporation may authorize, increase the authorized amount of, or issue any class or series of Junior Stock or Parity Stock, including any additional shares of Series 2012-A Preferred Stock, without the consent of the holders of Series 2012-A Preferred Stock, and may make ministerial changes to the provisions of this Certificate of Designation and in taking such actions the Corporation shall not be deemed to have adversely affected, altered or changed the powers, preferences or special rights of holders of shares of Series 2012-A Preferred Stock. With respect to any matter on which the holders of the Series 2012-A Preferred Stock are entitled to vote as a separate class, each share of Series 2012-A Preferred Stock shall be entitled to one-tenth (1/10) vote.

(c)
The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series 2012-A Preferred Stock shall have been redeemed or called for redemption within ninety (90) days upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(d)
If dividends on any shares of the Series 2012-A Preferred Stock are in arrears for 6 or more quarters, whether or not consecutive, holders of the Series 2012-A Preferred Stock (voting together as a single class with holders of Parity Stock upon which like voting rights have been conferred) shall have the right to elect two (2) additional directors to serve on our Board until such dividend arrearage is eliminated.

Section 9. Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series 2012-A Preferred Stock shall not have any voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions other than those specifically set forth in this Certificate of Designation (as it may be amended from time to time) and in the Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

Section 10. Certain Definitions. As used herein, the following terms heretofore not defined shall have the following respective meanings:

 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

 “Common Stock” means the shares of Class A Common Stock and Class B Common Stock, each with a par value $0.01 per share or any other class or series of the Corporation’s capital stock ranking junior to the Series 2012-A Preferred Stock.

“EBITDA” consists of income (loss) from operations exclusive of depreciation and amortization and other operating gains (losses).

“Indebtedness” means, with respect to the Corporation, without duplication, (a) all obligations of the Corporation for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business of the Corporation and payable in accordance with customary practices), or with respect to deposits or advances of any kind to the Corporation; (b) all obligations of the Corporation evidenced by bonds, debentures, notes or similar instruments; (c) all capitalized lease obligations of the Corporation or obligations of the Corporation to pay the deferred and unpaid purchase price of property and equipment; (d) all obligations of the Corporation pursuant to securitization or factoring programs or arrangements; (e) all guarantees and arrangements having the economic effect of a guarantee of the Corporation of any Indebtedness of any other person; (f) all obligations or undertakings of the Corporation to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others; (g) net cash payment obligations of the Corporation under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (h) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of the Corporation; or (i) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory.

“Issuance Date” means, for each share, the date such share is issued by the Corporation.

 “Junior Stock” means any shares of Common Stock and each other class or series of capital stock of the Corporation, including a series of preferred stock, which is by its terms expressly made junior to the shares of the Series 2012-A Preferred Stock at the time outstanding as to the payment of dividends, liquidation preference or redemption rights.

“Parity Stock” means any shares of a class or a series of capital stock of the Corporation which is by its terms not expressly made junior or senior to the Series 2012-A Preferred Stock at the time outstanding as to payment of dividends, liquidation preference or redemption rights.

IN WITNESS WHEREOF, Genie Energy Ltd. has caused this Certificate of Designation to be executed by its duly authorized officer on October 11, 2012.

GENIE ENERGY LTD.

By:	/s/ Claude Pupkin
Name: Claude Pupkin
Title: Chief Executive Officer